                                                                   EX-99.(p)(16)
CODE of ETHICS

Phocas Financial ("the Company") has adopted the CFA Institutes Code of Ethics. Accordingly, all employees of Phocas shall be required to follow the standards of conduct prescribed therein, as well as the Phocas Financial Compliance Manual in its entirety, specifically including, without limitation, the Securities Trading Policy. The following pages represent the complete Code of Ethics and Standards of Professional Conduct as published by the CFA Institute and the Company's Trading Policy.

Sanctions. If the CCO determines that an employee has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company may also require the offending employee to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom; and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing.

Compliance Certification. All employees shall sign a certificate promptly upon becoming employed or otherwise associated with the Company that evidences his or her receipt of this Code of Ethics.

CFA Institute
Code of Ethics and Standards of Professional Conduct as amended and restated May 1999

The Code of Ethics

Members of CFA Institute shall:

* Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members.

* Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members and their profession.

* Strive to maintain and improve their competence and the competence of others in the profession.

* Use reasonable care and exercise independent professional judgment.

* Standards of Professional Conduct

STANDARD I: FUNDAMENTAL RESPONSIBILITIES

Members shall:

A. Maintain knowledge of and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the members' professional activities.

B. Not knowingly participate or assist in any violation of such laws, rules, or regulations.

STANDARD II: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PROFESSION

A. Use of Professional Designation.

1. CFA Institute members may reference their membership only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.

2. Those who have earned the right to use the Chartered Financial Analyst(R) designation may use the marks "Chartered Financial Analyst" or "CFA(R)" and are encouraged to do so, but only in a proper, dignified, and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the right to use the designation.

3. Candidates in the CFA Program, as defined in the CFA Institute Bylaws, may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate in the CFA Program and cannot imply that the candidate has achieved any type of partial designation.

B. Professional Misconduct.

1. Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

2. Members and candidates shall not engage in any conduct or commit any act that compromises the integrity of the CFA designation or the integrity or validity of the examinations leading to the award of the right to use the CFA designation.

C. Prohibition against Plagiarism.
Members shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Members may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

STANDARD III: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE EMPLOYER

A. Obligation to Inform Employer of Code and Standards.

Members shall:

1. Inform their employer in writing, through their direct supervisor, that they are obligated to comply with the Code and Standards and are subject to disciplinary sanctions for violations thereof.

2. Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.

B. Duty to Employer.

Members shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

C. Disclosure of Conflicts to Employer.

Members shall:

1. Disclose to their employer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

2. Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

D. Disclosure of Additional Compensation Arrangements.

Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member's employer.

E. Responsibilities of Supervisors.

Members with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, members are entitled to rely on reasonable procedures designed to detect and prevent such violations.

(C) 1999-2004
CFA Institute

STANDARD IV: RELATIONSHIPS WITH AND RESPONSIBILITIES TO CLIENTS AND PROSPECTS

A. Investment Process.

A.1. Reasonable Basis and Representations. Members shall:

a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

b. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

d. Maintain appropriate records to support the reasonableness of such recommendations or actions.

A.2. Research Reports. Members shall:

a. Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

b. Distinguish between facts and opinions in research reports.

c. Indicate the basic characteristics of the investment involved when preparing for public distribution a research report that is not directly related to a specific portfolio or client.

A.3. Independence and Objectivity. Members shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

B. Interactions with Clients and Prospects.

B.1. Fiduciary Duties. In relationships with clients, members shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Members must act for the benefit of their clients and place their clients' interests before their own.

B.2. Portfolio Investment Recommendations and Actions.
Members shall:

a. Make a reasonable inquiry into a client's financial situation, investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the members to adjust their investment recommendations to reflect changed circumstances.

b. Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client's financial situation, investment experience, and investment objectives.

c. Distinguish between facts and opinions in the presentation of investment recommendations.

d. Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

B.3. Fair Dealing. Members shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

B.4. Priority of Transactions. Transactions for clients and employers shall have priority over transactions in securities or other investments of which a member is the beneficial owner so that such personal transactions do not operate adversely to their clients' or employer's interests. If members make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on the recommendation before acting on their own behalf. For purposes of the Code and Standards, a member is a "beneficial owner" if the member has:

a. a direct or indirect pecuniary interest in the securities;

b. the power to vote or direct the voting of the shares of the securities or investments;

c. the power to dispose or direct the disposition of the security or investment.

B.5. Preservation of Confidentiality. Members shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client-member, prospect-member, or employer-member relationship unless the member receives information concerning illegal activities on the part of the client, prospect, or employer.

B.6. Prohibition against Misrepresentation. Members shall not make any statements, orally or in writing, that misrepresent:

a. the services that they or their firms are capable of performing;

b. their qualifications or the qualifications of their firm;

c. the member's academic or professional credentials. Members shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer's obligations under the instrument.

B.7. Disclosure of Conflicts to Clients and Prospects. Members shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the member's ability to make unbiased and objective recommendations.

B.8. Disclosure of Referral Fees. Members shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services to the client or prospect.

STANDARD V: RELATIONSHIPS WITH AND
RESPONSIBILITIES TO THE INVESTING PUBLIC

A. Prohibition against Use of Material Nonpublic Information. Members who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.

B. Performance Presentation.

1. Members shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

2. If members communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, members shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.

SECURITIES TRADING POLICY
(As of June 25, 2007)

A. Purpose. The following procedures are designed to ensure that the interests of the Company's clients are placed in the highest priority, to assist the CCO in detecting and preventing breaches of the Company's fiduciary duties to its clients, and to avoid conflicts of interest with clients, in connection with the Company's employees' personal trading activities.

B. Personal Trading Accounts and Reports. 1. Within three (3) business days of receipt of a copy of this Securities Trading Policy, and in any event no later than ten (10) days after becoming an employee of the Company, each of the Company's Employees (as defined below) shall be required to identify to the CCO all brokerage and commodities trading accounts that constitute "Proprietary Accounts" (as defined below) with respect to the Employee. The form to be used for this purpose is attached as Exhibit A.

For purposes of this policy, the following defined terms shall have the respective meanings set forth below:

(i) "Employee" means each officer and director of the Company, and each employee of the Company who has access to nonpublic information regarding clients' purchases or sales of Securities (as defined below) or the portfolio holdings of affiliated mutual funds, is involved in making Securities recommendations to clients, makes client portfolio purchase or sale decisions, or has access to such recommendations that are nonpublic.

(ii) "Proprietary Account" means: (a) a securities investment or trading account in which an Employee has a direct or indirect beneficial ownership interest (unless the Employee has no direct or indirect influence or control thereover);
(b) a securities investment or trading account held by a member of the immediate family of an Employee who lives in the same household (unless neither the Employee nor any such family member has any direct or indirect influence or control thereover); and (c) a proprietary investment or trading account maintained for the Company or its Employees.

(iii) "Securities" means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts, securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public offering or a private placement, but does not include shares of open-end mutual funds including those that are advised by the Company, direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit or commercial paper.

2. Not later than ten (10) days after becoming an Employee of the Company, the Employee must provide to the Company an Initial Holdings Report disclosing the title and type of security, exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Security in which the new Employee (and/or immediate family members sharing the same household) has (or had when the person became an Employee) any direct or indirect beneficial ownership interest, the name and address of any broker, dealer or bank where such Securities are held, and the corresponding account names and numbers. The form of the Initial Holdings Report is attached as Exhibit B.

3. Thereafter, an Employee must advise the Company of his/her intent to open, and receive authorization before opening, any new brokerage or commodities accounts. Notice shall be given to, and authorization received from, the CCO in accordance with the procedures set forth in this policy.

4. Each Employee shall arrange for duplicate copies of all monthly brokerage statements, containing a listing of all trades completed during the prior month, relating to his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the account is maintained to the Company, to the attention of the CCO. In the alternative, Employees may close all their Proprietary Accounts and trade only through a Proprietary Account at the Company's prime broker if the Employee authorizes the prime broker to provide such information to the Company.

5. In addition, each Employee must report to the CCO any private transactions in publicly-traded securities that are not carried out through brokerage accounts.

6. For each Securities trade by an Employee for which a monthly brokerage statement is not available (or which doesn't cover such Securities trade), the Employee is responsible for promptly providing the CCO with the date, security, exchange ticker symbol or CUSIP number (if applicable), nature of the transaction (i.e., buy or sell), price, parties and the broker-dealer or bank through which it was effected, and for submitting to the CCO on a quarterly basis a report of all such trades in conformity with the requirements of Rule 204A-1(b)(2) promulgated under the Investment Advisers Act of 1940.

7. Annually, within ten business days of December 31, each Employee is also required to certify to the Company that he or she has complied with all of the Company's policies and procedures during the prior annual period and must provide the Company with a report disclosing as of such date all Securities in which the Employee (and his or her family members sharing the same household) has any direct or indirect beneficial ownership interest and the names of all brokers, dealers or banks where such securities are held, consistent with the requirements of Section B.2. supra. The report is due back no later than January 10th. In the alternative, the Employee may certify that all such information is contained in the brokerage account statements provided to the Company during the period and that as of the date of the certification all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information. The form to be used for this purpose is attached as Exhibit C.

C. Review of Personal Trading Information. All statements and other information, including trade confirmations when deemed necessary by the CCO, will be reviewed to monitor compliance with this policy. The Company reserves the right to require the Employee to unwind any trade at the employee's expense, if the Company believes the trade violates its policies set forth herein. Furthermore, if any profit is derived from unwinding such trade, such profit shall be paid to the Company, which shall contribute such profit to a recognized charitable organization. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

D. Client Priority.

1. Employees of the Company must give first priority on all purchases and sales of securities to the Company's clients, prior to the execution of transactions for any of their Proprietary Accounts, and personal trading must be conducted so as not to conflict in any way with the interests of a client. While the scope of such conflicted actions cannot be exactly defined in advance, they would always include each of the following prohibited situations:

* contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the Employee;

* knowingly purchasing or selling securities, directly or indirectly, in such a way as to cause a client financial harm;

* using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

* giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

2. Clients must always receive the best price, in relation to Employees, on same day transactions, i.e., transactions effectuated on the same business day.

E. Restricted List. Certain transactions in which the Company engages may require, for either business or legal reasons, that client accounts or Proprietary Accounts not trade in certain securities for specified time periods. A security will be designated as "restricted" if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security is appropriately restricted for any other reason. The Company's "restricted list" will be maintained by the CCO. It generally will not be circulated, except to those Employees who make investment decisions on behalf of Company clients.

F. Personal Trading Approvals; No Front-running.

1. When Trading Approvals are Required. No trading transactions in any Security for Proprietary Accounts may be effected without the prior approval of the CCO, and any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. The CEO must similarly approve any such trade proposed to be made by the CCO. A Personal Securities Trading Request Form should be used for this purpose in the form attached to this policy as Exhibit D. The CCO (or CEO, as applicable) shall promptly notify the Employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee, directly or by e-mail notification. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing or by e-mail by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee within twenty-four (24) hours of the verbal notification. Once approval has been received, the Employee will have the balance of the trading day to complete his or her trade.

For purposes of this section, as well as Section F.2. below, any bona fide gift of Securities from an Employee to any charitable institution or to any individual (including any family member) is not regarded as involving a potential conflict of interest with the Company's clients, and therefore no such gift shall require pre-clearance, nor shall the front-running rules contained herein be applicable thereto. Similarly, any Securities received as a result of a stock dividend, spin-off, reorganization or any similar transaction outside of the control of an Employee shall be exempt from the pre-clearance and front-running provisions of this Trading Policy.

2. Front-running Prohibited. In order to ensure that no front-running takes place, no Employee may trade in any Security in any Proprietary Account within a period of three (3) trading days prior to trades in the same Security for a client of the Company, nor until (a) the next business day following the completion of such client trade or trades if the Employee is trading in the same manner as the client, i.e., a buy following a client buy, or a sell following a client sale, or (b) the fourth business day following the completion of such client trade or trades if the Employee is trading in the opposite manner as the client, i.e., a buy following a client sale, or a sale following a client buy. Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying Security for a client account ("intermarket front running"), are subject to the same restrictions.

An example of the foregoing policy is set forth as follows: if a trade in a Security for a client is to take place on Thursday, June 9, the Employee will not be permitted to make any trades in such Security for a Proprietary Account on Monday, June 6 through Thursday, June 9; the reason for this policy is to avoid front-running, and even the appearance of front-running. However, if all client trades have been completed on June 9, the Employee may trade in such Security for his or her Proprietary Account on the following trading day (June
10) if the Employee is trading in the same manner as the client, e.g., a buy after a client buy, but must wait until Wednesday, June 15 (the fourth business day following June 9) if the trade is in the opposite direction to the client.

Notwithstanding the foregoing provisions of this Section F.2., a trade in a Security in a Proprietary Account ("Proprietary Trade"), when occurring within a trading "black-out" period established in the first paragraph of this Section
F.2. ("Black-out Period"), shall, as a transaction not involving a potential conflict of interest with the Company's clients, not constitute a violation of the proscriptions on front-running set forth in this Section F.2., when a trade in the same Security is effected in a client account during said Black-out Period ("Client Trade") after the approval of said Proprietary Trade as required by Section F.1.: (i) if the Client Trade is effected in response to a request by the client or his broker to raise cash by liquidating Securities positions in the client's account ("Withdrawal Request"), provided that both the Employee(s) managing the account and the CCO agree that the most prudent mechanism for effectuating this request is to sell-off each of the Securities positions in said account on a pro rata basis, and the Client Trade is effected as part of that sell-off; or (ii) if the client for whose account the Client Trade is effected did not have an actively managed account with the Company or was not a client of the Company at the time that said Proprietary Trade was approved with respect to the applicable Employee pursuant to the provisions of Section F.1.; provided, in each case, that said Employee was not involved in any way in the portfolio decision to effect the Client Trade; and, provided further, in the case of a Black-out Period created by a Client Trade effected pursuant to a Withdrawal Request, that, if the request for trading approval of said Proprietary Trade is submitted after the Withdrawal Request is made to the Company, then said Proprietary Trade is not effected earlier than the first business day following the day that the Client Trade is completed.

It is recognized that an Employee may, subject to the restrictions set forth above, engage in personal trades, including trades in the opposite direction as a client, based upon the Employee's personal investment and portfolio management considerations, and that such trades do not, as such, indicate impropriety or wrong-doing.

G. Principal Transactions. Neither the Company nor an Employee may engage in principal transactions between a Proprietary Account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

H. Private Placements. No Employee may acquire, directly or indirectly, beneficial ownership of any Security in a private placement without the prior approval of the CCO (or the CEO, in the case of the CCO). A Personal Securities Trading Request Form should be used for this purpose (Exhibit D). The CCO (or CEO, as applicable) shall promptly notify the Employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee.

I. Initial Public Offerings. No Employee may acquire, directly or indirectly, beneficial ownership of any Security in an initial public offering without the prior approval of the CCO (or the CEO, in the case of the CCO). A Personal Securities Trading Request Form submitted for this purpose should be submitted to the CCO (or CEO, as applicable) before the Employee places an indication of interest in the initial public offering with a broker (Exhibit D). The CCO (or CEO, as applicable) shall promptly notify the Employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee.

J. Manipulative Practices. Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

The thrust of these prohibitions against manipulative trading practices is that no Employee should, alone or with others, for either a client account or a Proprietary Account:

* engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

* engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such "artificial" price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

K. Sanctions. Violations to the Company's Trading Policy are subject to various sanctions, ranging up to, and including, dismissal or termination at the discretion of the CCO and/or CEO.

L. Anti-Insider Trading Policy. Each person associated with the Company is required to maintain a standard of conduct in effecting securities transactions for his or her own account or on behalf of others, that avoids both the reality and the appearance of gaining personal advantage on the basis of material, nonpublic information or at the expense of any third party, including the Company's clients or end-users.

Accordingly, no person associated with the Company shall directly or indirectly:

1. Purchase or sell, for his or her own account or for the account of any other person (including any member of such person's family), any security whatsoever:

a. if the purchase or sale is made while such person possesses any information relating to the security, or to any entity ("Issuer") by which the security has been issued or guaranteed or by which the credit of the security has been directly or indirectly supported, and

b. the information is non-public and material to the security or to any Issuer of the security; or

c. if the purchase or sale is made on the basis of any information that is non-public and confidential to the Company or confidential to any of the Company's clients, end-users or suppliers, without regard to whether the information is material to the security or to any Issuer of the security; or

2. communicate to any other person any information referred to in paragraph (l)a or (l)b above in connection with, or with a view toward causing or inducing, the purchase or sale of any security whatsoever.

If a person has questions as to whether he or she is in possession of material, nonpublic and/or confidential information, he or she must contact the CCO who will conduct research and consult with counsel as necessary to determine if the information is material, non-public and/or confidential and will inform such person of the appropriate course of action.

EXHIBIT A

Phocas Financial Corporation
980 Atlantic Avenue, Suite 106
Alameda, CA 94501

Attention: CCO

Re: Proprietary Accounts Report

Attached is a complete and accurate list of all accounts with any brokerage firm or financial institution through which any Securities may be purchased or sold, held in my name or the name of any of my spouse, my minor children, and other relatives living with me, or in which any of such persons has a direct or indirect beneficial ownership interest, or over which any of such persons has discretionary investment authority, or for which any of such persons participates, directly or indirectly, in the selection of securities, or over which any of such persons otherwise has, directly or indirectly, influence or control.

I understand that you require this list to monitor my compliance with the policies and procedures of the Company, relating to insider trading, fiduciary duties to clients and other securities laws. I agree to notify the Company and obtain its consent before opening any new account that falls within the description above. I further agree to direct all brokerage firms or other financial institutions identified on the attachment to furnish the Company promptly with copies of all brokerage statements relating to activity in any of the listed accounts.

Signed:

Printed Name

Date

EXHIBIT A (con't)

PROPRIETARY ACCOUNT LIST

AS OF
      -------------, -----

FOR

[Name of Employee]

Registered In The Name of: Financial/Brokerage Institution Account Number

Continue on a second page if necessary.

If none, initial here:
                       --------------.

EXHIBIT B

Phocas Financial Corporation
980 Atlantic Avenue, Suite 106
Alameda, CA 94501

Attention: CCO

Re: Initial Holdings Report

Please provide an itemized report for all holdings as the most recent month end of each security in which you, and each member of your immediate family sharing your household, have any direct or indirect beneficial ownership interest (unless you and such persons, as applicable, have no direct or indirect influence or control over the account in which said security is held). If you have no reportable holdings please initial and date below. If your account(s) are in Axys you may provide a consolidated portfolio appraisal report for all accounts.

Name of Employee Date of Filing

Security Ticker
Quantity
Financial/Brokerage Institution Where Securities Are Held
Account Name
Account Number

      Initial if no reportable holdings.
-----


---------------------
Signature

---------------------
Reviewed By

---------------------
Date

---------------------
Date

EXHIBIT C

CERTIFICATE OF COMPLIANCE & ANNUAL HOLDINGS REPORT

I hereby certify that, since the date on which I received a copy of the Securities Trading Policy of Phocas Financial Corporation, or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all of the provisions of such policy applicable to me.

In particular, I have disclosed to the Company the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I, my spouse, any of my minor children, and other relatives living with me have or has any direct or indirect beneficial ownership interest (unless I or such persons, as applicable, have no direct or indirect influence or control thereover), and I have disclosed to the Company all transactions in such accounts through the date of this certification. If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Name of Employee

Date of Filing (Year End)

Please provide an itemized report for all holdings as of year end. If you have no reportable holdings please initial and date below. If your account(s) are in Axys you may provide a consolidated portfolio appraisal report for all accounts.

Security Ticker

Quantity

Financial/Brokerage Institution Where Securities Are Held

Account Name

AccountNumber

      Initial if no reportable holdings.
-----


---------------------
Signature

---------------------
Reviewed By

---------------------
Date

---------------------
Date

EXHIBIT D

PERSONAL SECURITIES TRADING REQUEST FORM

Name:
      -------------------------------------

Details of Proposed Transaction

Circle One Purchase / Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Estimated or Approximate Price Per Share/Units
Estimated or Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request:
                 -----------------------

You may / may not execute the proposed transaction described above.

Authorized Signature

Date of Response:
                  -----------------------

EXHIBIT D-1

PERSONAL SECURITIES TRADING REQUEST FORM

Page intentionally left blank (retrieve from excel)